Exhibit 4.4
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Kenvue Inc. (“Kenvue”) has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock.
General
Our authorized capital stock consists of:
•12,500,000,000 shares of common stock, par value $0.01 per share; and
•750,000,000 shares of preferred stock, par value $0.01 per share.
    There is no preferred stock outstanding.
Common Stock
The following is a summary description of Kenvue’s common stock and does not contain all of the information that may be important to you. This summary is qualified in its entirety by reference to the full text of Kenvue’s amended and restated certificate of incorporation, amended and restated bylaws, each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). As used herein, unless otherwise expressly stated or the context otherwise requires, the terms “Kenvue”, “Company”, “we”, “our” and “us” refer to Kenvue Inc. and not to any of its subsidiaries.
Holders of shares of our common stock are entitled to the rights set forth below.
Voting Rights
Each holder of shares of our common stock is entitled to one vote per share of our common stock on all matters which may be submitted to the holders of shares of our common stock. At any meeting of our shareholders, the holders of a majority in voting power of the outstanding shares entitled to vote at such meeting must be present in person or represented by proxy in order to constitute a quorum.
At any meeting of our shareholders, all questions, except as otherwise expressly provided by statute, our amended and restated certificate of incorporation or our amended and restated bylaws, will be determined by vote of the majority of voting power of the outstanding shares present in person or represented by proxy at such meeting and entitled to vote. Except as otherwise required by law, a nominee for election as a director will be elected to our Board of Directors (the “Board”) at a meeting at which a quorum is present by a majority of the votes cast with respect to that director’s election; provided, however, that, if the number of director nominees exceeds the number of directors to be elected, then directors will be elected by a plurality of the votes cast at such meeting.
Our amended and restated certificate of incorporation provides that any director may be removed from office at any time, with or without cause, by vote of the majority of voting power of the outstanding shares entitled to vote thereon.
Dividend Rights
Subject to any preferential rights of any outstanding shares of our preferred stock, each holder of shares of our common stock is entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board out of any assets lawfully available for the payment of dividends.
Liquidation, Dissolution and Winding-Up Rights
In the event of a liquidation, dissolution or winding-up of the Company, each holder of shares of our common stock is entitled to ratable distribution of our net assets that remain after the payment in full of all liabilities and the liquidation preferences of any outstanding shares of our preferred stock.

Other Rights
Holders of shares of our common stock have no preemptive or conversion rights to purchase, subscribe for or otherwise acquire any shares of our common stock or preferred stock or other securities. There are no redemption or sinking fund provisions applicable to the shares of our common stock.
Preferred Stock
The Board is authorized, without further vote or action by our shareholders, to provide for the issuance from time to time of shares of our preferred stock in series and, as to each series, to fix the designation; the dividend rate and the preferences, if any, which dividends on that series will have compared to any other class or series of our capital stock; the voting rights, if any; the liquidation preferences, if any; the conversion privileges, if any; and the redemption price or prices and the other terms of redemption, if any, applicable to that series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of our preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of shares of our common stock or for other corporate purposes.
Anti-Takeover Effects of Various Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws
Provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe the benefits of increased protection of the Board’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals, including because negotiation of these proposals could result in an improvement of the terms of the proposals.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:
•prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (1) owned by persons who are directors and also officers and (2) held in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with its affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock.
The existence of Section 203 of the DGCL is expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging takeover attempts that might result in a premium over the then-prevailing market price for the shares of our common stock.
A Delaware corporation may “opt out” of Section 203 of the DGCL by including a provision expressly electing not to be governed by Section 203 of the DGCL in its original certificate of incorporation or in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting stock. We have not elected to “opt out” of Section 203 of the DGCL.
Size of Board and Vacancies
Our amended and restated certificate of incorporation provides that the Board must consist of not fewer than 5 directors nor more than 18 directors, the actual number to be determined by the Board from time to time. Our Board currently consists of 11 directors.
Our amended and restated certificate of incorporation provides that any vacancies and newly created directorship on the Board will be filled by appointment made by a majority of the directors then serving on our Board.
Special Shareholder Meetings
Our amended and restated certificate of incorporation provides that a special meeting of our shareholders may be called at any time by (1) the Chair of the Board, (2) a majority of the Board or (3) our Chief Executive Officer. Our amended and restated certificate of incorporation provides that our shareholders do not have the ability to call a special meeting.
Shareholder Action by Written Consent
Our amended and restated certificate of incorporation provides that holders of shares of our common stock are unable to act by written consent without a duly called annual or special meeting of our shareholders.
Requirements for Advance Notification of Shareholder Proposals
Our amended and restated bylaws establish advance notice procedures for business (including any nominations for director) to be properly brought by a shareholder before an annual or special meeting of our shareholders. Our amended and restated bylaws also provide for certain requirements regarding the form and content of a shareholder’s notice for any such proposal.
No Cumulative Voting
The DGCL provides that shareholders of a company are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Undesignated Preferred Stock
The authority that the Board possesses to issue preferred stock, as described under “—Preferred Stock,” could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly. The Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of shares of our common stock.
Amendments to Certificate of Incorporation
Our amended and restated certificate of incorporation provides that it may be amended or altered in any manner provided by the DGCL.
Amendments to Bylaws
Our amended and restated certificate of incorporation provides that our amended and restated bylaws may be amended, altered or repealed and new bylaws made by (1) the Board or (2) vote of the majority of voting power of the outstanding shares entitled to vote thereon at a meeting of our shareholders called for that purpose.
Conflicts of Interest; Corporate Opportunities
In order to address potential conflicts of interest between us and Johnson & Johnson, our amended and restated certificate of incorporation includes certain provisions regulating and defining the conduct of our affairs to the extent that they may involve Johnson & Johnson and its directors, officers or employees and our rights, powers, duties and liabilities and those of our directors, officers, employees and shareholders in connection with our relationship with Johnson & Johnson. These provisions generally recognize that we and Johnson & Johnson may engage in the same or similar business activities and lines of business or have an interest in the same areas of corporate opportunities and that we and Johnson & Johnson will continue to have contractual and business relations with each other.
Until (1) Johnson & Johnson ceases to beneficially own any shares of our capital stock and (2) no person who is a Johnson & Johnson director, officer or employee is also serving as our director or officer, the Board is expected to renounce any interest or expectancy of ours in any corporate opportunities that are presented to our directors, officers or employees who are also directors, officers or employees of Johnson & Johnson, and such director, officer or employee will have no duty to communicate or present such corporate opportunity to us, in each case so long as such corporate opportunity was not expressly offered to such person solely in their capacity as our director or officer.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers to corporations and their shareholders for monetary damages for breaches of fiduciary duties as directors or officers. Our amended and restated certificate of incorporation includes such an exculpation provision. Our amended and restated certificate of incorporation and our amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we must indemnify and advance reasonable expenses to our directors and, subject to certain exceptions, officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our amended and restated certificate of incorporation expressly authorizes us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities.
The limitation of liability and indemnification provisions that are in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors and officers for breaches of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. However, these provisions do not limit or eliminate our rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The limitation of liability and indemnification provisions that are in our amended and restated certificate of incorporation do not alter the liability of directors and officers under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Exclusive Forum
Our amended and restated certificate of incorporation provides, in all cases to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for:
•any derivative action or proceeding brought on our behalf;
•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or shareholders to us or our shareholders;
•any action asserting a claim arising pursuant to any provision of our amended and restated certificate of incorporation or our amended and restated bylaws;
•any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located within the State of Delaware; or
•any action asserting a claim governed by the internal affairs doctrine.
However, if the Court of Chancery located within the State of Delaware does not have jurisdiction over any such action, the action may be brought instead in the United States District Court for the District of Delaware.
In addition, our amended and restated certificate of incorporation provides that the foregoing provision will not apply to claims arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act.
These exclusive forum provisions may impose additional costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the State of Delaware, or limit a shareholder’s ability to bring a claim in a judicial forum that such shareholder finds favorable for disputes with us or our directors, officers, employees or shareholders, which in each case may discourage such lawsuits with respect to such claims. Our shareholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of these exclusive forum provisions.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and our authorized but unissued shares of preferred stock will be available for future issuance without further vote or action by our shareholders. We may use additional shares for a variety of purposes, including to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could also discourage attempts by third parties to obtain control of us through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly.
Listing
Our shares of common stock are listed on the New York Stock Exchange under the symbol “KVUE”.
Transfer Agent and Registrar
The transfer agent and registrar for shares of our common stock is Computershare Trust Company, N.A.